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                                                                                                            Exhibit 11
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
- - -----------------------------------------------
                                            Fiscal Three Months Ended                     Fiscal Six Months Ended
                                       -----------------------------------         ------------------------------------
                                       Sept. 30, 1994       Sept. 24, 1993         Sept. 30, 1994        Sept. 24, 1993
                                       --------------       --------------         --------------        --------------
PRIMARY
- - -------

Average shares outstanding              9,319,000            8,393,000              9,300,000               8,383,000

Net effect of dilutive stock
options - based on the treasury
stock method using average
market price                              160,000              234,000                170,000                 231,000
                                       ----------           ----------             ----------            ------------

                TOTAL                   9,479,000            8,627,000              9,470,000               8,614,000
                                       ==========           ==========             ==========            ============

Net income                             $2,029,000           $4,832,000              3,971,000            $  9,943,000
                                       ==========           ==========             ==========            ============

Net income per share                   $      .22           $      .56                    .42            $       1.15
                                       ==========           ==========             ==========            ============


FULLY DILUTED
- - -------------

Average shares outstanding              9,319,000            8,393,000              9,300,000              8,383,000

Net effect of dilutive stock
options - based on the treasury
stock method using greater of
average or period - end market
price                                     160,000              244,000                170,000                236,000

Assumed conversion of 8%
convertible subordinated
debentures                                    ---            1,010,000                    ---              1,010,000
                                       ----------           ----------             ----------            -----------

               TOTAL                    9,479,000            9,647,000              9,470,000              9,629,000
                                       ==========           ==========             ==========            ===========


Net income                             $2,029,000           $4,832,000             $3,971,000            $ 9,943,000


Add interest on 8% convertible
subordinated debentures, net of
federal tax effect                            ---              159,000                    ---                317,000
                                       ----------           ----------             ----------            -----------

                TOTAL                  $2,029,000           $4,991,000             $3,971,000            $10,260,000
                                       ==========           ==========             ==========            ===========

Net income per share                   $      .22           $      .52             $      .42            $      1.06
                                       ==========           ==========             ==========            ===========
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